Exhibit 5
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI  53202-4497
Phone:   (414) 277-5000
Fax:         (414) 271-3552
www.quarles.com

September 23, 2011

Weyco Group, Inc.
333 W. Estabrook Boulevard
Milwaukee, Wisconsin 53201

Re:	Weyco Group, Inc. 2011 Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by Weyco Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of 1,000,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), which may be issued pursuant to the Company’s 2011 Incentive Plan (the “Plan”).

We have examined:  (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the Plan; (iv) the corporate proceedings relating to adoption and approval of the Plan and related matters; and (v) such other documents and records and matters of law as we have deemed necessary in order to render this opinion.  In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of public officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.

2.
The Shares to be issued from time to time pursuant to the Plan which are original issuance shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

Weyco Group, Inc.
September 23, 2011

One of the Company’s directors, Cory L. Nettles, is Of Counsel with Quarles & Brady LLP.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Quarles & Brady LLP QUARLES & BRADY LLP